EXHIBIT 99.1

Heritage Oaks Bancorp Reports Fourth Quarter Results

Declares Quarterly Dividend of $0.06 Per Common Share

PASO ROBLES, Calif., Feb. 01, 2016 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (“Heritage Oaks” or the “Company”) (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the “Bank”), reported net income available to common shareholders of $3.5 million, or $0.10 per dilutive common share, for the fourth quarter of 2015 compared to net income available to common shareholders of $4.2 million, or $0.13 per dilutive common share, for the fourth quarter of 2014, and net income available to common shareholders of $4.0 million, or $0.12 per dilutive common share for the third quarter of 2015.  For the year ended December 31, 2015, net income available to common shareholders was $15.3 million, or $0.45 per dilutive common share compared with net income available to common shareholders of $8.8 million, or $0.27 per dilutive common share for the year ended December 31, 2014.  Net income available to common shareholders for the year ended December 31, 2015 increased by $6.5 million, or 74% compared to 2014, and earnings per dilutive common share increased by 67%.

Fourth Quarter and Year End 2015 Highlights

  Gross loans increased by $40.5 million, or 3.4%, to $1.25 billion at December 31, 2015 compared to $1.21 billion at September 30, 2015, and increased by $53.8 million, or 4.5% compared to $1.19 billion at December 31, 2014.  New loan production totaled $112.2 million for the fourth quarter of 2015.  Loan production increased by 18% compared to the linked quarter.

  Total deposits contracted by $6.8 million, or 0.4% to $1.56 billion at December 31, 2015 compared with $1.57 billion at September 30, 2015, and grew by $170.2 million, or 12.2%, as compared to $1.39 billion at December 31, 2014.  Non-interest bearing demand deposits grew by 11.5% over the last year to $514.6 million, and represent 32.9% of total deposits at December 31, 2015 compared to 33.1% of total deposits at December 31, 2014.

  Credit quality remains strong with non-accrual loans representing 0.63% of total gross loans at December 31, 2015, down from 0.83% for the linked quarter, and from 0.88% at December 31, 2014.  Net recoveries for the fourth quarter of 2015 decreased to $0.2 million compared to $0.3 million for the linked quarter, and increased compared to $15 thousand for the fourth quarter of 2014.  Loans delinquent 30 to 89 days were 0.02% of total gross loans as of December 31, 2015. There was no provision for loan losses recorded in the fourth quarter due to continued improvement in the credit quality of our loan portfolio.

  Regulatory capital ratios for the Bank at December 31, 2015 were 9.50% for Tier 1 Leverage Capital, 13.74% for Total Risk Based Capital, and 12.48% for Common Equity Tier One Capital to Total Risk Based Capital.

  On January 27th, 2016 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of February 17, 2016, which is payable to our common shareholders on February 29, 2016.

“We were pleased to achieve the highest level of quarterly loan growth for 2015 during the fourth quarter.  Loan production increased by 18% compared to the prior quarter.  We have closed the year with a strong loan pipeline and have already recorded our first interest rate swap during January.  We expect that our customers’ interest in the swap product will increase given the rising rate environment,” stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.  Ms. Lagomarsino continued, “I am also pleased to announce that we hired Josh Tucker to fill the role of Chief Risk Officer.  He will lead our efforts to build a quality enterprise risk, and compliance management infrastructure and will also oversee the Bank Secrecy Act department and the related remediation efforts going forward.”

Net Income Available to Common Shareholders

Net income available to common shareholders for the fourth quarter of 2015 was $3.5 million, or $0.10 per diluted common share, compared with $4.2 million, or $0.13 per diluted common share, for the fourth quarter of 2014.  Net income available to common shareholders for the quarter ended September 30, 2015 was $4.0 million, or $0.12 per diluted common share.

Net income available to common shareholders for the year ended December 31, 2015 was $15.3 million, or $0.45 per dilutive common share as compared to $8.8 million or $0.27 per dilutive common share for the year ended December 31, 2014.  The $6.5 million increase in net income available to common shareholders for the year ended 2015 as compared to the prior year was primarily due to $9.2 million of merger, restructure and integration costs related to the February 28, 2014 acquisition of Mission Community Bancorp ("MISN" or the "MISN Transaction") incurred during 2014.

Net Interest Income

Net interest income was $16.1 million, or 3.67% of average earning assets (“net interest margin”), for the fourth quarter of 2015 compared with $15.7 million, or a 3.95% net interest margin, for the same period a year earlier, and $15.4 million, or a 3.58% net interest margin, for the quarter ended September 30, 2015.  Net interest income increased by $0.4 million, compared to the same prior year period, due to increases in average balances of both securities and loans, which contributed an additional $0.2 million and $0.1 million to net interest income, respectively, for the fourth quarter of 2015.

Net interest income increased for the quarter ended December 31, 2015 as compared to linked quarter by $0.7 million due primarily to the following factors:  an increase in loan interest income of $0.4 million attributable to an increase in average balances, as well as increased prepayment related income, a $0.3 million increase in securities interest attributable to higher average balances, and a decrease in Federal Home Loan Bank (“FHLB”) borrowing costs attributable to prepayment fees paid in the prior quarter.

Net interest income was $62.3 million, for the year ended December 31, 2015, or a 3.70% net interest margin.  Net interest income increased by $3.3 million, or 5.6% during 2015, compared to $58.9 million for 2014, and net interest margin declined by 27 basis points from 3.97% in 2014, to 3.70% in 2015.  The increase in annual net interest income was due primarily to increased interest income from the loan portfolio attributable to a 12.3% year over year increase in average loans outstanding.

The net interest margin was 3.67% for the fourth quarter of 2015 compared to 3.95% for the same prior year period, and 3.58% for the linked quarter ended September 30, 2015.  The year-over-year 28 basis point decline in the net interest margin is attributable to both a decline in loan yields, and a shift in asset mix from higher yielding loans to lower yielding securities and interest earning deposits in other banks.  This shift in asset mix was primarily attributable to our strong deposit growth in 2015, which outpaced loan growth and led to growth in cash balances. The excess liquidity generated by the deposit portfolio was deployed into our securities portfolio over the second half of 2015, which resulted in the shift in asset mix and partially contributed to the decline in net interest margin in 2015 when compared to 2014.  Loan yields declined by 20 basis points to 4.92% for the fourth quarter of 2015 from 5.12% for the fourth quarter of 2014.  On a linked quarter basis the net interest margin increased by 9 basis points due to a shift in asset mix to higher yielding loans and securities from lower yielding interest earning deposits in other banks, and also due to a decrease in funding costs attributable to fees paid on the prepayment of FHLB advances and brokered certificates of deposit (“CDs”) in the prior quarter.  For the full year 2015 the net interest margin declined 27 basis points due primarily to the 29 basis point drop in loan yields from 5.24% in 2014 to 4.95% in 2015.

The decline in loan yields for the current quarter and full year 2015 as compared to the fourth quarter and full year 2014 was due to the impact of originating new loans at lower yields than our average loan portfolio yield due to the historically low interest rate environment, and to a decline in purchased loan discount accretion.  Purchased loan discount accretion contributed 23 basis points to loan yields during the current quarter, 16 basis points during the linked quarter, and 30 basis points during the fourth quarter of 2014, and 23 basis points for the year ended December 31, 2015 compared to 29 basis points for the year ended December 31, 2014.  The decline in purchased loan discount accretion for the fourth quarter and full year 2015 as compared to the fourth quarter, and full year 2014 is attributable to a lower level of accelerated loan discount accretion associated with loan pay-offs, and to a gradual decline in scheduled accretion due to loan maturities and pay-offs.  Purchased loan discount accretion contributed a greater amount to loan yields in the current quarter as compared to the linked quarter due to an increase in accelerated discount accretion attributable to loan pay-offs.

The cost of deposits declined by 2 basis points to 0.22% for the fourth quarter of 2015 compared to 0.24% for the prior quarter, and declined by 3 basis points compared to 0.25% for the fourth quarter of 2014.  The decline in the cost of deposits for the fourth quarter of 2015 compared to the linked quarter was primarily due to fees paid on the prepayment of brokered CDs in the prior quarter.  The decline in the cost of deposits for the fourth quarter of 2015 as compared to the fourth quarter of 2014 was due to an increase in average non-interest bearing demand deposits as a percentage of total deposits, as well as to a decline in the average balance and cost of time deposits.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded for the twelve months ended December 31, 2015, or 2014.  The Company has not required a loan and lease loss provision since 2012 due to improvements in credit quality of the loan portfolio over the past three years.  Annualized net recoveries were 0.05% of average loans outstanding for the quarter ended December 31, 2015 compared to annualized net recoveries of 0.01% of average loans outstanding for the same period a year earlier, and annualized net recoveries of 0.11% of average loans outstanding for the linked quarter.

Non-Interest Income

Non-interest income for the fourth quarter of 2015 was $2.1 million compared to $2.4 million for the same period a year earlier, and $2.8 million for the linked quarter ended September 30, 2015.  Non-interest income decreased by $0.3 million for the current quarter as compared to the same prior year period, primarily due to decreases in fees and service charge income and gain on sale of investment securities.  Compared to the linked quarter, non-interest income decreased by $0.7 million, primarily due to the gain on extinguishment of debt recorded in the prior quarter, and to a lesser extent, to decreases in the gain on sale of securities, and mortgage banking revenue.

During the prior quarter the Company was the successful bidder, at 85% of par, in a public auction of trust preferred securities issued by Heritage Oaks Capital Trust II with an original face value of $3.0 million.  The Company immediately retired $3.0 million of subordinated debentures associated with the trust preferred securities, which resulted in a $450 thousand gain on extinguishment of debt.  Third quarter 2015 gains on sale of investment securities are attributable to portfolio repositioning activities.  Bank service charge income declined over the last year, despite increases in deposit balances, because the Bank has exited several “money service businesses” as part of our Bank Secrecy Act and Anti-Money Laundering Program (“BSA/AML Program”) remediation efforts.  The decline in mortgage banking revenue, as compared to the linked quarter was due to a $5.2 million decline in mortgage loans sold for the fourth quarter of 2015.

Non-interest income for the year ended December 31, 2015 was $10.1 million, compared to $9.6 million for 2014, representing an increase of $0.5 million.  The increase in annual non-interest income was attributable to $0.6 million in gains on extinguishment of debt, and a $0.4 million increase in mortgage banking revenue attributable to a 65% increase in annual mortgage loan production.  These increases were offset by a $0.5 million decline in fee and service charge income due to the exit of “money service businesses” as part of our BSA/AML Program remediation efforts.

Non-Interest Expense

Non-interest expense increased by $1.4 million, or 12.2%, to $12.8 million for the quarter ended December 31, 2015 compared to $11.4 million for the quarter ended December 31, 2014.  Non-interest expense for the fourth quarter of 2015 increased by $0.6 million, or 5.1% from $12.2 million for the linked quarter.  Non-interest expense for the year 2015 decreased by $6.6 million or 12.1%, to $48.2 million, compared to $54.8 million for the year ended December 31, 2014.

The increase in non-interest expense for the fourth quarter of 2015 as compared to the fourth quarter a year ago was due to a $1.3 million increase in professional services expense, and a $0.8 million increase in salaries and employee benefits costs.  These increases were offset by a $0.4 million decrease in merger, restructure and integration costs related to the 2014 acquisition of Mission Community Bancorp, as well as $0.1 million decreases in each of the following: other expense, sales and marketing, information technology, and communication costs.  The increase in professional services expense is primarily attributable to a $0.8 million increase in BSA/AML Program remediation efforts, as well as a $0.4 million increase in legal fees.  BSA/AML Program remediation efforts increased due to both elevated consulting costs, and a special audit performed during the fourth quarter of 2015 to validate our BSA system.  During 2014 we received insurance reimbursements throughout the year attributable to legal costs incurred during the years 2012, 2013 and 2014.  The $0.4 million increase in legal costs for the current quarter compared to the fourth quarter of 2014 was related to $0.2 million of these insurance reimbursements, as well as an additional $0.2 million increase attributable to ongoing litigation.  Salaries and benefits costs increased primarily due to an incentive compensation plan expense reversal recorded in the fourth quarter of 2014.

The $0.6 million increase in non-interest expense during the fourth quarter of 2015 as compared to the linked quarter was primarily attributable to increased salaries and employee benefits costs of $0.6 million and professional services costs of $0.2 million.  These increases were offset by decreases in other expense categories such as sales and marketing, and information technology expenses.  The increase in salaries and employee benefits costs was primarily attributable to increases in base salaries for new employees who filled open positions during the fourth quarter, mortgage commissions, and other compensation expense.  Professional services costs increased during the fourth quarter of 2015 as compared to the linked quarter due to a $0.4 million increase in BSA/AML related consulting costs, and a $0.1 million increase in legal costs.  These increases were partially offset by decreases of $0.1 million in information technology services and consulting expense, and $0.1 million in audit and tax costs.  The following table illustrates the components of professional services costs for the periods indicated:

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
	(dollars in thousands)
Professional Services
BSA/AML related costs	$989	$598	$159	$2,296	$616
Information technology services and consulting	329	458	290	1,397	855
Audit and tax costs	272	367	325	1,160	942
Legal costs	395	319	(35)	1,133	538
All other costs	463	492	452	1,804	1,850
Total professional services	$2,448	$2,234	$1,191	$7,790	$4,801

The decline in annual non-interest expense for 2015 as compared to 2014 was attributable to a $9.3 million decrease in merger, restructure and integration costs related to the MISN acquisition which were partially offset by a $3.0 million increase in professional services expense.  As illustrated in the table above, the increase in professional services expense is attributable to a $1.7 million increase in BSA/AML Program related costs, a $0.6 million increase in legal costs due primarily to $0.6 million of insurance reimbursements for legal fees received in 2014 for costs incurred during 2012, 2013 and 2014, a $0.5 million increase in information technology services and consulting related to internal technology development initiatives, and to outsourced information technology management services, and a $0.2 million increase in audit and tax costs primarily attributable to the transition of our outsourced internal audit vendor.  During 2014 we outsourced our information technology management services in order to achieve a higher level of information security and cyber-security protection.

Operating Efficiency

The Company’s operating efficiency ratio increased to 68.58% for the fourth quarter of 2015 as compared to 61.67% for the fourth quarter of 2014, and increased from 67.81% for the linked quarter.  Total non-interest expense as a percentage of average assets, another measure of the Company’s efficiency, was 2.70% for the fourth quarter of 2015 compared to 2.64% for fourth quarter of 2014, and 2.61% for the quarter ended September 30, 2015.

Income Taxes

Income tax expense was $1.9 million for the quarter ended December 31, 2015 compared with $2.3 million for the same period a year earlier.  For the linked quarter ended September 30, 2015 income tax expense was $2.0 million.  Income tax expense was $8.9 million for the year ended December 31, 2015 compared to $4.7 million for the prior year.  The $4.1 million annual increase was primarily due to the 77% increase in pre-tax income in 2015 as compared to the prior year.  The Company’s effective tax rate for the fourth quarter of 2015 was 35.7% compared with 35.0% for the same period a year ago, and 33.9% for the quarter ended September 30, 2015.  The effective tax rate for the year 2015 was 36.7% compared to 34.6% for 2014.

Balance Sheet

Total assets increased by $189.6 million, or 11.1%, to $1.9 billion at December 31, 2015 compared to December 31, 2014, and $25.8 million, or 1.4%, compared to September 30, 2015.  Cash and cash equivalents increased $34.3 million, or 96.5%, to $69.9 million at December 31 2015 compared to December 31, 2014, and decreased by $42.3 million, or 37.7%, compared to September 30, 2015.  The increase in the Company’s cash position over the last year is primarily the result of successful deposit gathering efforts, while the linked-quarter decline is due to deployment of cash inflows from new deposits into the loan and investment securities portfolios.

Investment securities increased by $95.4 million or 26.8%, to $450.9 million at December 31, 2015 compared to $355.6 million at December 31, 2014, and by $18.2 million, or 4.2%, compared to $432.8 million at September 30, 2015.  At December 31, 2015, the effective duration of the securities portfolio was 3.16 years.  We currently target a 2.75 to 3.25 year effective duration for the entire securities portfolio.

Total gross loans increased by $53.8 million, or 4.5%, to $1.2 billion at December 31, 2015 compared to December 31, 2014, and by $40.5 million, or 3.4%, compared to September 30, 2015.  New loan production for the held for investment portfolio (“portfolio loans”) was $81.5 million during the quarter ended December 31, 2015, which was $15.2 million more than the prior quarter reflecting a 23.0% increase.  Utilization on lines of credit contributed $28.5 million to fourth quarter 2015 loan growth.  Loan pay-offs during the fourth quarter were due to the following issues: 40% of the pay-offs were due to competitive terms or underwriting concessions we chose not to match; 21% were related to the sale of the underlying collateral; and 20% of these pay-offs were not refinanced due to the credit profile of such loans.

Bank owned life insurance (“BOLI”) increased by $7.7 million during the fourth quarter of 2015, primarily due to the purchase of $7.5 million of additional BOLI policies.  We purchased these policies to help offset the cost of employee benefit plans as well as to insulate the Company in the event of a loss of key management.  This BOLI purchase was not made coincident with the execution of additional management salary continuation plan agreements.

Total deposits increased by $170.2 million, or 12.2%, to $1.57 billion as of December 31, 2015 from $1.40 billion at December 31, 2014, and contracted by $6.8 million, or 0.4%, from $1.57 billion at September 30, 2015.  Non-interest bearing deposits decreased by $30.2 million, or 5.5%, during the fourth quarter of 2015, and increased by $53.1 million, or 11.5%, since December 31, 2014.  The deposit growth we have achieved over the last year is attributable to our relationship building efforts.  The majority of the growth achieved over the last year came from municipalities, public entities, and our commercial clients.

Total shareholders’ equity was $206.4 million at December 31, 2015, an increase of $8.5 million, or 4.3%, compared to December 31, 2014, and an increase of $1.0 million, or 0.5%, compared to September 30, 2015, due primarily to quarterly earnings, net of the impact of quarterly shareholder dividend payments.  The change in the unrealized gain in the securities portfolio led to a reduction in equity of $0.8 million, and $0.5 million during the past quarter, and year, respectively.

Classified assets at December 31, 2015 totaled $45.3 million, and increased by $1.2 million, or 2.8%, compared to $44.0 million at September 30, 2015, and decreased by $7.3 million, or 14.0%, from $52.6 million at December 31, 2014.  Non-performing assets were $8.1 million at December 31, 2015 compared to $10.3 million at September 30, 2015 representing a $2.2 million, or 21.2%, decrease since the prior quarter, and a $2.4 million, or 22.7%, decrease since December 31, 2014.  Non-performing assets remain at the lowest level reached in the last several years, at 0.43% of total assets at December 31, 2015, declining from 0.55% at September 30, 2015, and 0.62% at December 31, 2014.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“ALLL”) as a percentage of gross loans declined from 1.41% at December 31, 2014 to 1.40% at December 31, 2015.  The consistency in the level of our ALLL as a percentage of gross loans over the last twelve months is due to the relatively stable credit profile of the Company, which is evidenced by its asset quality ratios.

As of December 31, 2015, the portion of the ALLL allocated to MISN acquired loans was $0.4 million or 0.23% of the remaining acquired MISN loan portfolio.  The remaining un-accreted fair market value discount on MISN loans was $5.5 million at December 31, 2015 and represents 3.1% of the remaining balance of MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.8 million qualitative allocation in its ALLL to address these concerns, which allocation accounts for 10.3% of the total ALLL at December 31, 2015.  Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Bank’s regulatory capital ratios exceeded the ratios generally required to be considered a “well capitalized” financial institution for regulatory purposes.  The Tier I Leverage Ratios for the Company and the Bank were 9.90%, and 9.50%, respectively, at December 31, 2015 compared with the requirement of 5.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Total Risk-Based Capital Ratios for the Company and the Bank were 14.26%, and 13.74%, respectively, at December 31, 2015 compared with the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.61%, and 12.48%, respectively, at December 31, 2015 compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The Company’s regulatory capital ratios declined as compared to the linked quarter due to a slower growth rate of regulatory capital as compared to the growth rate for average, and risk-based assets.

BSA Consent Order

We continued to make progress addressing the issues identified in the BSA Consent Order that we entered into with our regulators in November of 2014.  However, we still have more work to do in order to fully remediate the issues identified in the BSA Consent Order.

Conference Call

The Company will host a conference call to discuss the fourth quarter results at 8:00 a.m. PST February 2, 2016.  Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 9667613, or via on-demand webcast.  A link to the webcast will be available on Heritage Oaks Bancorp’s website at www.heritageoaksbancorp.com.  A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.  By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-K

The Company intends to file with the U.S. Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2015 on or before March 15, 2016.  Once filed, this report can be accessed at the U.S. Securities and Exchange Commission’s website www.sec.gov.  Shortly after filing, it is also available free of charge at the Company’s website www.heritageoaksbancorp.com or by contacting Jason Castle, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $1.9 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are “forward looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company’s business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank’s operations; and the possibility that any expansionary activities will be impeded while the FDIC’s and CA DBO’s joint BSA Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the BSA Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the U.S. Securities and Exchange Commission on March 6, 2015.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, gain on extinguishment of debt, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$15,610	$22,469	$12,548
Interest earning deposits in other banks	54,313	89,801	23,032
Total cash and cash equivalents	69,923	112,270	35,580

Investment securities available for sale, at fair value	450,935	432,750	355,580
Loans held for sale, at lower of cost or fair value	9,755	5,366	2,586
Gross loans held for investment	1,247,280	1,206,740	1,193,483
Net deferred loan fees	(1,132)	(1,056)	(1,445)
Allowance for loan and lease losses	(17,452)	(17,296)	(16,802)
Net loans held for investment	1,228,696	1,188,388	1,175,236
Premises and equipment, net	37,342	37,686	37,820
Premises held for sale	-	1,910	1,978
Deferred tax assets, net	21,272	21,422	24,920
Bank owned life insurance	32,850	25,191	24,711
Federal Home Loan Bank stock	7,853	7,853	7,853
Goodwill	24,885	24,885	24,885
Other intangible assets	4,298	4,560	5,347
Other assets	11,930	11,644	13,631
Total assets	$1,899,739	$1,873,925	$1,710,127

Liabilities
Deposits
Non-interest bearing deposits	$514,559	$544,782	$461,479
Interest bearing deposits	1,050,402	1,026,988	933,325
Total deposits	1,564,961	1,571,770	1,394,804
Short term FHLB borrowing	38,500	13,500	25,000
Long term FHLB borrowing	65,021	65,046	70,558
Junior subordinated debentures	10,438	10,389	13,233
Other liabilities	14,385	7,762	8,592
Total liabilities	1,693,305	1,668,467	1,512,187

Shareholders' Equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 0 shares at December 31, 2015 and
September 30, 2015, and 348,697 shares at December 31, 2014, respectively	-	-	1,056
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 34,353,014, 34,352,445 and 33,905,060 shares as of
December 31, 2015, September 30, 2015, and December 31, 2014, respectively	165,517	165,452	164,196
Additional paid in capital	8,251	7,964	6,984
Retained earnings	32,200	30,774	24,772
Accumulated other comprehensive income	466	1,268	932
Total shareholders' equity	206,434	205,458	197,940
Total liabilities and shareholders' equity	$1,899,739	$1,873,925	$1,710,127

Book value per common share	$6.01	$5.98	$5.81

Tangible book value per common share	$5.16	$5.12	$4.92

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$15,145	$14,781	$15,011
Investment securities	2,118	1,864	1,883
Other interest-earning assets	201	312	170
Total interest income	17,464	16,957	17,064
Interest Expense
Deposits	867	941	906
Other borrowings	474	620	432
Total interest expense	1,341	1,561	1,338
Net interest income before provision for loan and lease losses	16,123	15,396	15,726
Provision for loan and lease losses	-	-	-
Net interest income after provision for loan and lease losses	16,123	15,396	15,726
Non-Interest Income
Fees and service charges	1,210	1,219	1,363
Net gain on sale of mortgage loans	325	407	363
Other mortgage fee income	104	92	67
Gain on extinguishment of debt	-	552	-
Gain on sale of investment securities	-	136	97
Other income	422	400	464
Total non-interest income	2,061	2,806	2,354
Non-Interest Expense
Salaries and employee benefits	6,171	5,598	5,355
Professional services	2,448	2,234	1,191
Occupancy and equipment	1,659	1,688	1,587
Information technology	545	611	622
Regulatory assessments	317	298	302
Amortization of intangible assets	262	263	297
Loan department expense	223	252	234
Sales and marketing	165	240	248
Communication costs	127	150	188
Merger, restructure and integration	(10)	(97)	405
Other expense	867	914	956
Total non-interest expense	12,774	12,151	11,385
Income before income taxes	5,410	6,051	6,695
Income tax expense	1,932	2,049	2,343
Net income	3,478	4,002	4,352
Accretion on preferred stock	-	-	168
Net income available to common shareholders	$3,478	$4,002	$4,184

Weighted Average Shares Outstanding
Basic	34,186,007	34,158,081	33,301,966
Diluted	34,326,702	34,282,367	33,433,813
Earnings Per Common Share
Basic	$0.10	$0.12	$0.13
Diluted	$0.10	$0.12	$0.13
Dividends Declared Per Common Share	$0.06	$0.06	$0.05

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Twelve Months Ended
	12/31/2015	12/31/2014
	(dollars in thousands except per share data)
Interest Income
Loans, including fees	$59,599	$56,145
Investment securities	7,311	7,238
Other interest-earning assets	1,180	705
Total interest income	68,090	64,088
Interest Expense
Deposits	3,615	3,567
Other borrowings	2,216	1,590
Total interest expense	5,831	5,157
Net interest income before provision for loan and lease losses	62,259	58,931
Provision for loan and lease losses	-	-
Net interest income after provision for loan and lease losses	62,259	58,931
Non-Interest Income
Fees and service charges	4,849	5,312
Net gain on sale of mortgage loans	1,602	1,330
Gain on sale of investment securities	641	646
Gain on extinguishment of debt	552	-
Other mortgage fee income	452	290
Other income	2,043	1,997
Total non-interest income	10,139	9,575
Non-Interest Expense
Salaries and employee benefits	23,814	23,476
Professional services	7,790	4,801
Occupancy and equipment	6,682	6,576
Information technology	2,298	3,025
Regulatory assessments	1,212	1,164
Amortization of intangible assets	1,049	1,057
Loan department expense	1,021	934
Sales and marketing	1,017	843
Communication costs	562	638
Merger, restructure and integration	(77)	9,190
Other expense	2,799	3,088
Total non-interest expense	48,167	54,792
Income before income taxes	24,231	13,714
Income tax expense	8,882	4,749
Net income	15,349	8,965
Accretion on preferred stock	70	168
Net income available to common shareholders	$15,279	$8,797

Weighted Average Shares Outstanding
Basic	34,129,930	32,567,137
Diluted	34,274,902	32,712,983
Earnings Per Common Share
Basic	$0.45	$0.27
Diluted	$0.45	$0.27
Dividends Declared Per Common Share	$0.23	$0.08

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended			Twelve Months Ended
	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
Profitability / Performance Ratios
Net interest margin	3.67%	3.58%	3.95%	3.70%	3.97%
Return on average equity	6.67%	7.78%	8.80%	7.55%	4.92%
Return on average common equity	6.67%	7.78%	8.61%	7.53%	4.92%
Return on average tangible common equity	7.77%	9.10%	10.20%	8.83%	5.84%
Return on average assets	0.73%	0.86%	1.01%	0.85%	0.56%
Non-interest income to total net revenue	11.33%	15.42%	13.02%	14.00%	13.98%
Yield on interest earning assets	3.98%	3.94%	4.29%	4.05%	4.32%
Cost of interest bearing liabilities	0.47%	0.56%	0.52%	0.53%	0.52%
Cost of funds	0.32%	0.38%	0.35%	0.36%	0.36%
Operating efficiency ratio (1)	68.58%	67.81%	61.67%	66.15%	78.92%
Non-interest expense to average assets, annualized	2.70%	2.61%	2.64%	2.65%	3.40%
Gross loans to total deposits	79.70%	76.78%	85.57%

Asset Quality Ratios
Non-performing loans to total gross loans	0.63%	0.83%	0.88%
Non-performing loans to equity	3.79%	4.87%	5.32%
Non-performing assets to total assets	0.43%	0.55%	0.62%
Allowance for loan and lease losses to total gross loans	1.40%	1.43%	1.41%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.05%	-0.11%	-0.01%	-0.05%	0.10%
Classified assets to Tier I + ALLL	22.68%	22.31%	28.03%
30-89 Day Delinquency Rate	0.02%	0.07%	0.01%

Capital Ratios
Company
Common Equity Tier I Capital Ratio (2)	12.61%	12.81%	N/A
Leverage ratio	9.90%	9.96%	10.22%
Tier I Risk-Based Capital Ratio	13.01%	13.20%	13.13%
Total Risk-Based Capital Ratio	14.26%	14.46%	14.38%
Bank
Common Equity Tier I Capital Ratio (2)	12.48%	12.52%	N/A
Leverage ratio	9.50%	9.44%	9.83%
Tier I Risk-Based Capital Ratio	12.48%	12.52%	12.63%
Total Risk-Based Capital Ratio	13.74%	13.77%	13.88%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned (“OREO”), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, amortization of intangible assets and gains and losses on the extinguishment of debt.

(2) Common Equity Tier I Capital is a new regulatory capital measure pursuant to the implementation of Basel III on January 1, 2015.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	12/31/2015			9/30/2015			12/31/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$67,231	0.24%	$40	$99,812	0.23%	$58	$34,891	0.14%	$12
Investment securities	444,644	1.89%	2,118	414,618	1.78%	1,864	369,479	2.02%	1,883
Other investments	9,739	6.56%	161	9,739	10.35%	254	9,739	6.44%	158
Loans (1)	1,221,144	4.92%	15,145	1,184,229	4.95%	14,781	1,163,454	5.12%	15,011
Total earning assets	1,742,758	3.98%	17,464	1,708,398	3.94%	16,957	1,577,563	4.29%	17,064
Allowance for loan and lease losses	(17,451)			(17,216)			(16,827)
Other assets	152,605			153,560			151,869
Total assets	$1,877,912			$1,844,742			$1,712,605

Interest Bearing Liabilities
Interest bearing demand	$123,529	0.11%	$33	$118,441	0.11%	$32	$110,024	0.11%	$31
Savings	107,049	0.10%	27	103,891	0.10%	26	98,280	0.10%	25
Money market	552,791	0.27%	377	526,657	0.27%	355	452,495	0.28%	316
Time deposits	249,133	0.68%	430	256,554	0.82%	528	282,388	0.75%	534
Total interest bearing deposits	1,032,502	0.33%	867	1,005,543	0.37%	941	943,187	0.38%	906
Federal Home Loan Bank borrowing	81,204	1.70%	347	86,157	2.25%	489	73,386	1.57%	290
Junior subordinated debentures	10,407	4.84%	127	11,726	4.43%	131	13,200	4.27%	142
Federal funds purchased	33	0.90%	-	-	0.00%	-	33	0.76%	-
Total borrowed funds	91,644	2.05%	474	97,883	2.51%	620	86,619	1.98%	432
Total interest bearing liabilities	1,124,146	0.47%	1,341	1,103,426	0.56%	1,561	1,029,806	0.52%	1,338
Non interest bearing demand	537,364			528,354			475,745
Total funding	1,661,510	0.32%	1,341	1,631,780	0.38%	1,561	1,505,551	0.35%	1,338
Other liabilities	9,556			8,899			10,816
Total liabilities	1,671,066			1,640,679			1,516,367

Shareholders' Equity
Total shareholders' equity	206,846			204,063			196,238
Total liabilities and shareholders' equity	$1,877,912			$1,844,742			$1,712,605

Net interest margin		3.67%	$16,123		3.58%	$15,396		3.95%	$15,726

Interest rate spread		3.51%			3.38%			3.77%

Cost of deposits		0.22%			0.24%			0.25%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For the Year Ended
	12/31/2015			12/31/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$71,693	0.21%	$152	$52,039	0.17%	$89
Investment securities	395,791	1.85%	7,311	350,120	2.07%	7,238
Other investments	9,739	10.56%	1,028	9,101	6.77%	616
Loans (1)	1,203,620	4.95%	59,599	1,072,133	5.24%	56,145
Total earning assets	1,680,843	4.05%	68,090	1,483,393	4.32%	64,088
Allowance for loan and lease losses	(17,143)			(17,375)
Other assets	151,697			143,687
Total assets	$1,815,397			$1,609,705

Interest Bearing Liabilities
Interest bearing demand	$119,166	0.11%	$130	$103,781	0.11%	$114
Savings	100,387	0.10%	100	93,593	0.10%	91
Money market	512,825	0.27%	1,404	418,532	0.30%	1,247
Time deposits	263,553	0.75%	1,981	278,292	0.76%	2,115
Total interest bearing deposits	995,931	0.36%	3,615	894,198	0.40%	3,567
Federal Home Loan Bank borrowing	90,174	1.86%	1,675	76,499	1.43%	1,091
Junior subordinated debentures	12,164	4.45%	541	12,348	4.04%	499
Fed Funds Purchased	8	0.90%	-	8	0.76%	-
Total borrowed funds	102,346	2.17%	2,216	88,855	1.79%	1,590
Total interest bearing liabilities	1,098,277	0.53%	5,831	983,053	0.52%	5,157
Non interest bearing demand	504,516			434,012
Total funding	1,602,793	0.36%	5,831	1,417,065	0.36%	5,157
Other liabilities	9,283			10,454
Total liabilities	1,612,076			1,427,519

Shareholders' Equity
Total stockholders' equity	203,321			182,186
Total liabilities and shareholders' equity	$1,815,397			$1,609,705

Net interest margin		3.70%	$62,259		3.97%	$58,931

Interest rate spread		3.52%			3.80%

Cost of deposits		0.24%			0.27%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$17,296	$16,982	$16,787
Provision for loan and lease losses	-	-	-
Charge-offs:
Residential 1 to 4 family	82	-	-
Commercial real estate	81	-	-
Agriculture	3	-	1
Consumer	1	1	-
Commercial and industrial	-	44	107
Construction and land	-	-	30
Total charge-offs	167	45	138
Recoveries of loans previously charged-off	323	359	153
Balance, end of period	$17,452	$17,296	$16,802

Net recoveries	$(156)	$(314)	$(15)

	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Construction and land	$3,968	$4,046	$5,237
Commercial real estate	1,940	2,117	2,085
Commercial and industrial	1,630	3,549	2,102
Home equity line of credit	84	85	258
Farmland	83	-	-
Residential 1 to 4 family	80	171	124
Consumer	33	48	43
Agriculture	-	-	686
Total non-accruing loans	7,818	10,016	10,535
Other real estate owned (OREO)	328	328	-
Total non-performing assets	$8,146	$10,344	$10,535

	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands)
Classified Assets
Loans	$44,951	$43,718	$52,625
Other real estate owned (OREO)	328	328	-
Non-investment grade securities	-	-	-
Total classified assets	$45,279	$44,046	$52,625

Classified assets to Tier I + ALLL	22.68%	22.31%	28.03%

Note: Classified assets consist of substandard and non-performing loans and OREO assets.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	September 30,		Net	Accrual		December 31,
	2015	Additions	Paydowns	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Construction and land	$4,046	$-	$(78)	$-	$-	$3,968
Commercial	2,117	-	(45)	(51)	(81)	1,940
Home equity line of credit	85	-	(1)	-	-	84
Farmland	-	85	(2)	-	-	83
Residential 1 to 4 family	171	-	(9)	-	(82)	80
Commercial
Commercial and industrial	3,549	346	(854)	(1,411)	-	1,630
Agriculture	-	3	-	-	(3)	-
Consumer	48	1	(2)	(13)	(1)	33
Total	$10,016	$435	$(991)	$(1,475)	$(167)	$7,818

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual		December 31,
	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Construction and land	$5,237	$-	$(1,056)	$(44)	$(135)	$(34)	$3,968
Commercial	2,085	140	(153)	-	(51)	(81)	1,940
Home equity line of credit	258	40	(114)	(61)	-	(39)	84
Farmland	-	85	(2)	-	-	-	83
Residential 1 to 4 family	124	624	(73)	-	(513)	(82)	80
Commercial
Commercial and industrial	2,102	3,106	(1,684)	-	(1,707)	(187)	1,630
Agriculture	686	3	(59)	-	(626)	(4)	-
Consumer	43	35	(26)	-	(13)	(6)	33
Total	$10,535	$4,033	$(3,167)	$(105)	$(3,045)	$(433)	$7,818

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the Three Months Ended			Twelve Months Ended
	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
	(dollars in thousands)
GAAP net income	$3,478	$4,002	$4,352	$15,349	$8,965
Adjusted for:
Income tax expense	1,932	2,049	2,343	8,882	4,749
(Gain) on sale of investment securities	-	(136)	(97)	(641)	(646)
(Gain) on extinguishment of debt	-	(552)	-	(552)	-
Merger, restructure and integration	(10)	(97)	405	(77)	9,190
Non-GAAP earnings before income taxes, gains on sale of
investment securities, gains on extinguishment of debt, and
merger, restructure and integration costs	$5,400	$5,266	$7,003	$22,961	$22,258

	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
	(dollars in thousands)
Non-interest expense	$12,774	$12,151	$11,385	$48,167	$54,792
Less: Merger, restructure and integration	10	97	(405)	77	(9,190)
Adjusted non-interest expense	12,784	12,248	10,980	48,244	45,602
Total average assets	1,877,912	1,844,742	1,712,605	1,815,397	1,609,705
Annualization	3.9674	3.9674	3.9674	1.0000	1.0000
Non-interest expense to average assets
less merger, restructure and integration costs	2.70%	2.63%	2.54%	2.66%	2.83%

	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
	(dollars in thousands)
Non-interest expense	$12,774	$12,151	$11,385	$48,167	$54,792
Less: OREO related costs and writedowns	(31)	(10)	3	(10)	(179)
Less: Amortization of CDI	(262)	(263)	(297)	(1,049)	(1,057)
Less: Merger, restructure and integration	10	97	(405)	77	(9,190)
Adjusted non-interest expense	12,491	11,975	10,686	47,185	44,366
Net interest income	16,123	15,396	15,726	62,259	58,931
Non-interest income	2,061	2,806	2,354	10,139	9,575
Less: net losses (gains)	14	(686)	(97)	(1,187)	(645)
Operating efficiency less merger, restructure and
integration costs	68.64%	68.37%	59.42%	66.26%	65.38%

	12/31/2015	9/30/2015	12/31/2014
	(dollars in thousands)
Total shareholders' equity	$206,434	$205,458	$197,940
Less: Series C Preferred Stock	-	-	(1,056)
Less: Intangibles	(29,183)	(29,445)	(30,232)
Tangible common equity	$177,251	$176,013	$166,652
Tangible common book value per share	$5.16	$5.12	$4.92

Contacts

Simone Lagomarsino, President & Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5260
slagomarsino@heritageoaksbank.com

Jason Castle, Executive Vice President & Chief Financial Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5294
jcastle@heritageoaksbank.com